Filed Pursuant to Rule 424(b)(5)
Registration No. 333-238162

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 15, 2020)

3,659,735 American Depositary Shares

Representing 73,194,700 Ordinary Shares

Medigus Ltd.

We are offering 3,659,735 American Depositary Shares, or ADSs, at a public offering price of $2.30 per ADS, pursuant to this prospectus supplement and the accompanying prospectus. Each ADS represents 20 ordinary shares, par value NIS 1.00 per share. See “Description of American Depositary Shares” and “Description of Ordinary Shares” in the accompanying prospectus for more information.

The ADSs trade on The Nasdaq Capital Market, or Nasdaq, under the symbol “MDGS”. On January 8, 2021, the last reported price of the ADSs on Nasdaq was $2.60 per ADS. Our ordinary shares currently trade on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “MDGS”. On January 10, 2021, the last reported sale price of our ordinary shares on the TASE was NIS 0.397, or $0.124 per share (based on the exchange rate reported by the Bank of Israel on January 8, 2021).

On January 8, 2021, the aggregate market value of our ordinary shares held by non-affiliates was approximately $57,391,956, based on 316,442,738 ordinary shares outstanding, 311,912,804 of which are held by non-affiliates, and a per ordinary share price of $0.184 based on the closing sale price of our ADSs on Nasdaq on November 23, 2020. We have sold approximately $5,000,000 of our ordinary shares pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof (but excluding this offering).

You should carefully read this prospectus supplement and the accompanying prospectus (including all of the information incorporated by reference therein) before you invest. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page S-1 of the accompanying prospectus for a discussion of certain factors you should consider before investing in our securities.

	Per ADS	Total
Public offering price	$2.30	$8,417,390.50
Underwriting discounts and commissions(1)	$0.1495	$547,130.38
Proceeds, before expenses, to us	$2.1505	$7,870,260.12

(1)	The underwriter will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” on page S-24 of this prospectus supplement for more information regarding underwriting compensation.

We have granted underwriter an option that will expire on  January 20, 2021 to purchase up to 548,960 additional ADSs at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriter exercises the option in full, the total underwriting discount will be $629,200, and the total proceeds to us, before expenses, will be $9,050,799.

We expect to deliver the ADSs being offered pursuant to this prospectus supplement on or about January 13, 2021.

None of the United States Securities and Exchange Commission, the Israeli Securities Authority, any state securities commission or any other regulatory body, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Aegis Capital Corp.

The date of this prospectus supplement is January 11, 2021.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-238162) utilizing a shelf registration process relating to the securities described in this prospectus supplement that was initially filed with the Securities and Exchange Commission, or the SEC, on May 11, 2020, and that was declared effective by the SEC on May 15, 2020. This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on the information in this supplement.

This prospectus supplement and the accompanying prospectus relate to the offering of our ADSs. Before buying any of the ADSs offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation by Reference.” This prospectus supplement contains information about the ADSs offered hereby and may add to, update or change information in the accompanying prospectus.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document having a later date (including a document incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriter have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

We are not making offers to sell or solicitations to buy our ADSs in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

S-ii

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Medigus”, “the Company” and “our Company” refer to Medigus Ltd. and its consolidated subsidiaries. References to “ordinary shares”, “ADSs”, and “share capital” refer to the ordinary shares, ADSs and share capital, respectively, of Medigus.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Market data and certain industry data and forecasts used throughout this prospectus supplement were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus supplement, the accompanying prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus supplement, including the financial statements and “Risk Factors” starting on pages S-8 of this prospectus supplement, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Business Overview

The activities carried out by us, and our subsidiaries are focused on medical-related devices and products and on internet and other online-related technologies. Our medical-related activities include miniaturized imaging equipment through Scoutcam Inc. (formerly known as Intellisense Solutions Inc.), or Scoutcam, our 46.03% held subsidiary, innovative surgical devices with direct visualization capabilities for the treatment of Gastroesophageal Reflux Disease, or GERD, by the Company using Medigus Ultrasonic Surgical Endostapler, or MUSE, and biological gels to protect patients against biological threats and prevent intrusion of allergens and viruses through the upper airways and eye cavities through our stake and licensing arrangement with Polyrizon Ltd., or Polyrizon. Our internet-related activities include ad-tech operations through our stake in Gix Internet Ltd., f/k/a Algomizer Ltd., or Gix, and its subsidiary, Linkury Ltd., or Linkury. Eventer Technologies Ltd., or Eventer, an online event management and ticketing platform and Smart Repair Pro Inc. and Purex Corp, e-Commerce companies which operate online stores for the sale of various consumer products on the Amazon online marketplace, utilizing the fulfillment by Amazon or FBA model.

The diversification of our core activity and our entry into the internet and online-related operations are in accordance with a change to our business model, which we initiated in 2019. Following an analysis of our previous efforts to commercialize the MUSETM system and the ScoutCamTM portfolio, we decided to broaden our activities to include operations in fields with a shorter go-to-market pathway and increased growth potential. In accordance with this strategy, we abandoned the efforts to commercialize the MUSETM system, transferred the ScoutCamTM activity to our Israel subsidiary, ScoutCam Ltd., and consummated a securities exchange agreement relating to ScoutCam Ltd. Since implementing these steps, we have pursued investments that have granted us substantial and controlling interests in other ventures, which we believe will provide a greater return to our shareholders.

Medical Activity Overview

ScoutCam – Miniaturized Imaging Equipment

We previously engaged in the development, production and marketing of innovative miniaturized imaging equipment known as the micro ScoutCam™ portfolio for use in medical procedures as well as various industrial applications, through ScoutCam Ltd. ScoutCam Ltd. was incorporated as part of a reorganization of the Company intended to distinguish the Company’s micro ScoutCam™ portfolio from the other operations of the Company and to enable the Company to form a separate business unit with dedicated resources, focused on the promotion of our miniaturized imaging technology. After we completed the transfer of all of the Company’s assets and intellectual property related to the Company’s miniature video cameras business into ScoutCam Ltd., we consummated a securities exchange agreement with ScoutCam (formerly known as Intellisense Solutions Inc.), under which we received 60% of the issued and outstanding stock of ScoutCam in consideration for 100% of our holdings in ScoutCam Ltd. Following the aforementioned transactions, Intellisense Solutions Inc. changed its name to ScoutCam Inc. Since the securities exchange agreement, the commercialization efforts relating to the ScoutCam™ portfolio are carried out exclusively by ScoutCam. Commercially, ScoutCam has received purchase orders for its products from a Fortune 500 company in the healthcare sector and has been added to the Approved Supplier List of a leading healthcare company. ScoutCam is examining and pursuing additional applications for the micro ScoutCam™ portfolio outside of the medical device industry, including, among others, the defense, aerospace, automotive, and industrial non-destructing-testing industries, and plans to further expand the activity in these non-medical spaces.

Since the reorganization and spinoff of the ScoutCam activity, ScoutCam has made headway in its field both in the form of achieving commercial milestones and raising additional capital to fund its operations.

On March 3, 2020, ScoutCam consummated a securities purchase agreement with certain investors in connection with the sale and issuance of $948,400 worth of units, or the Units. Each Unit consisted of (i) two shares of ScoutCam’s common stock, par value $0.001 per share, or the ScoutCam Common Stock; and (ii) (a) one warrant to purchase one share of ScoutCam Common Stock with an exercise price of $0.595, or the A Warrant, and (b) two warrants to purchase one share of ScoutCam Common Stock each with an exercise price of $0.893, or the B Warrant, at a purchase price of $0.968 per Unit. In connection with the agreement, ScoutCam issued 1,959,504 shares of ScoutCam Common Stock, 979,754 A Warrants, and 1,959,504 B Warrants to purchase shares of ScoutCam Common Stock. In addition, on May 19, 2020, we announced that ScoutCam entered into and consummated a securities purchase agreement with M. Arkin (1999) Ltd. in connection with an investment of $2,000,000. Since September 14, 2020, ScoutCam’s common stock is quoted on the OTCQB Venture Market.

On June 23, 2020, we entered into and consummated a side letter agreement with ScoutCam, whereby the parties agreed to convert, at a conversion price of $0.484 per share, an outstanding line of credit previously extended by us to ScoutCam, which as of the date thereof was $381,136, into (i) 787,471 shares of ScoutCam Common Stock, (ii) warrants to purchase 393,736 shares of ScoutCam Common Stock with an exercise price of $0.595 with a term of twelve months from the date of issuance, and (iii) warrants to purchase 787,471 shares of ScoutCam Common Stock with an exercise price of $0.893 with a term of eighteen months from the date of issuance.

Our MUSE™ System

In addition, we have been engaged in the development, production and marketing of innovative surgical devices with direct visualization capabilities for the treatment of GERD, a common ailment, which is predominantly treated by medical therapy (e.g. proton pump inhibitors) or in chronic cases, conventional open or laparoscopic surgery. Our U.S. Food and Drug Administration, or FDA, cleared and CE-marked endosurgical system, known as the Medigus Ultrasonic Surgical Endostapler, or MUSE™ (Medigus Ultrasonic Surgical Endostapler) system, enables minimally-invasive and incisionless procedures for the treatment of GERD by reconstruction of the esophageal valve via the mouth and esophagus, eliminating the need for surgery in eligible patients. We believe that this procedure offers a safe, effective and economical alternative to the current modes of GERD treatment for certain GERD patients, and has the ability to provide results that are equivalent to those of standard surgical procedures while reducing pain and trauma, minimizing hospital stays, and delivering economic value to hospitals and payors.

Prevalence of GERD

GERD is a worldwide disorder, with evidence suggesting an increase in GERD disease prevalence since 1995. Treatment of GERD involves a stepwise approach. The goals are to control symptoms, to heal esophagitis and to prevent recurrent esophagitis. The most common operation for GERD is called a surgical fundoplication, a procedure that prevents reflux by wrapping or attaching the upper part of the stomach around the lower esophagus and securing it with sutures. Due to the presence of the wrap or attachment, increasing pressure in the stomach compresses the portion of the esophagus, which is wrapped or attached by the stomach, and prevents acidic gastric content from flowing up into the esophagus. Today, the operation is usually performed laparoscopically: instead of a single large incision into the chest or abdomen, four or five smaller incisions are made in the abdomen, and the operator uses a number of specially designed tools to operate under video control.

Our product, the MUSE™ system for transoral fundoplication is a single use innovative device for the treatment of GERD. The MUSE™ technology is based on our proprietary platform technology, experience and know-how. Transoral means that the procedure is performed through the mouth, rather than through incisions in the abdomen. The MUSE™ system is used to perform a procedure as an alternative to a surgical fundoplication. The MUSE™ system offers an endoscopic, incisionless alternative to surgery. A single surgeon or gastroenterologist can perform the MUSE™ procedure in a transoral way, unlike in a laparoscopic fundoplication, which requires incisions.

The clearance by the FDA, or ‘Indications for Use,’ of the MUSE™ system is “for endoscopic placement of surgical staples in the soft tissue of the esophagus and stomach in order to create anterior partial fundoplication for treatment of symptomatic chronic Gastro-Esophageal Reflux Disease in patients who require and respond to pharmacological therapy”. As such, the FDA clearance covers the use by an operator of the MUSE™ endostapler as described in the above paragraph. In addition, in the pivotal study presented to the FDA to gain clearance, only patients who were currently taking GERD medications (i.e. pharmacological therapy) were allowed in the study. In addition, all patients had to have a significant decrease in their symptoms when they were taking medication compared to when they were off the medication. The FDA clearance indicated that the MUSE™ system is intended for patients who require and respond to pharmacological therapy. The MUSE™ system indication does not restrict its use with respect to GERD severity from a regulatory point of view. However, clinicians typically only consider interventional treatment options for moderate to severe GERD. Therefore, it is reasonable to expect the MUSE™ system would be primarily used to treat moderate and severe GERD in practice. The system has received 510(k) marketing clearance from the FDA in the United States, as well as a CE mark in Europe.

On June 3, 2019, we entered into a Licensing and Sale Agreement with Shanghai Golden Grand-Medical Instruments Ltd. (Golden Grand) for the know-how licensing and sale of goods relating to the MUSE™ system in China, Hong Kong, Taiwan and Macao. Under the agreement, we committed to providing a license, training services and goods to Golden Grand in consideration for $3,000,000 to be paid to us in four milestone-based installments. To date, some of these milestones have been achieved and the Company has received $1,800,000. The final milestones will be completed, and the final installment paid upon completion of a MUSE™ assembly line in China. Due to COVID-19, the implementation of certain actions required to be achieved under the milestones has been delayed, specifically due to travel restrictions. In recent months, efforts have been renewed to achieve the next milestones.

Polyrizon – Protective Biological Gels

Polyrizon is a private company engaged in developing biological gels designed to protect patients against biological threats and reduce the intrusion of allergens and viruses through the upper airways and eye cavities.

In July 2020, we entered into an ordinary share purchase agreement with Polyrizon, pursuant to which we purchased 19.9% of Polyrizon’s issued and outstanding capital stock on a fully diluted basis for aggregate gross proceeds of $10,000. We also agreed to loan Polyrizon $94,000. The loan does not bear any interest and is repayable only upon a deemed liquidation event, as defined in that share purchase agreement. In addition, we have an option, or the Option, to invest an additional amount of up to $1,000,000 in consideration for shares of Polyrizon such that following the additional investment, we will own 51% of Polyrizon’s capital stock on a fully diluted basis, excluding outstanding deferred shares, as defined in the share purchase agreement. The Option is exercisable until the earlier of (i) April 23, 2023, or (ii) the consummation by Polyrizon of equity financing of at least $500,000 based on a pre-money valuation of at least $10,000,000.

In addition, we entered into an exclusive reseller agreement with Polyrizon. As part of the reseller agreement, we received an exclusive global license to promote, market, and resell the Polyrizon products, focusing on a unique Biogel to protect from the COVID-19 virus. The term of the license is for four years, commencing upon receipt of sufficient FDA approvals for the lawful marketing and sale of the products globally. We also have the right to purchase the Polyrizon products on a cost-plus 15% basis for the purpose of reselling the products worldwide. In consideration of the license, Polyrizon will be entitled to receive annual royalty payments equal to 10% of our annualized operating profit arising from selling the products. To date, Poyrizon’s products have not received the requisite FDA approvals, and therefore manufacturing and commercialization efforts have not yet commenced.

On November 9, 2020, we entered into a term sheet, with Polyrizon and Mr. Raul Srugo for an additional investment of up to a total of $250,000 in Polyrizon. Following an investment of $100,000, we will hold approximately 33% of Polyrizon shares on a fully diluted basis, subject to adjustments upon the consummation of a deferred closing. According to the term sheet, we, and other shareholders, also have the option to invest an additional aggregate amount of up to $50,000 for a period of 60 days after the initial closing. The initial closing of this transaction is expected to occur in the upcoming weeks.

Internet Activity Overview

Gix – Ad-Tech and Online Advertising

We currently own a minority stake in Gix and its subsidiary, Linkury. Linkury operates in the field of software development, marketing, and distribution to internet users. Gix recently announced its intention to focus its efforts on Linkury, which is the primary source of Gix’s revenues and operations, with a goal of expanding its product portfolio in the field of technological solutions for advertising and media. In the coming year, Linkury plans to launch new products in the sector of advertising technologies and mobile. Furthermore, Gix continues its efforts to seek opportunities for engaging in acquisitions of companies with significant revenues and commercial potential. Gix operates through two major arms: Gix Apps, which is distributed free of charge (as browser add-ons and desktop apps) to end-users and drives revenues from the placement of advertisements, and Gix Content, a solution platform for publishers, personalized content ads and banners per users’ preferences, based on Gix’s proprietary technologies.

Our stake in Gix was acquired pursuant to a securities purchase agreement dated June 19, 2019, or the Agreement. Pursuant to the Agreement, we are entitled, for a period of three years following the closing of the investment, to convert any and all of our Linkury shares into Gix shares with a 20% discount over the average share price of Gix on the TASE within the 60 trading days preceding the conversion. On October 14, 2020, we notified Gix of our election to convert the 793,448 ordinary shares of Linkury that we currently own into Gix’s ordinary shares in accordance with the Agreement. As a result of the conversion, we will be entitled to receive 9,858,698 ordinary shares of Gix, which will constitute approximately 33% of Gix’s issued and outstanding share capital following the conversion. In addition, pursuant to the Agreement, we are entitled to an issuance of additional ordinary shares of Gix and an adjustment to our outstanding warrant to purchase Gix ordinary shares, in the event that Gix issues shares at a price per share lower than the price paid by us under the Agreement. On November 10, 2020, Gix announced an offering of its ordinary shares at a price per share of NIS 1.33, resulting in our entitlement to receive an additional 4,598,243 ordinary shares. As a result of the aforementioned conversion and adjustment we will hold approximately 40.26% of Gix outstanding share capital on a fully diluted basis. Pursuant to the provisions of the Companies Law, the issuance of shares representing 25% or more of the voting rights in a public company is subject to prior shareholder approval. We have requested that Gix convene a shareholder meeting as soon as practicably possible in order to obtain the requisite approval and affect the conversion. The shareholder meeting of Gix has not yet been called.

Eventer – Online Event Management

Eventer is a technology company engaged in the development of unique tools for automatic creation, management, promotion, and billing of events and ticketing sales. Eventer seeks to tap the growing demand for enterprise and private online communication over the last year. As such, Eventer’s systems offer and enable advanced, user-friendly solutions for online events such as online concerts, enterprise events and online conferences, in addition to management and ticket sales for events carried out in offline venues. In addition, Eventer’s platform provides individuals with the ability to create and sell tickets to custom small-scale private or public events. Eventer’s revenues are derived from commissions from sales of tickets for online and offline events planned and managed through its platform.

On October 14, 2020, we signed a share purchase agreement and a revolving loan agreement with Eventer. The Eventer transaction closed on October 26, 2020. Pursuant to the share purchase agreement, we invested $750,000 and were issued an aggregate of 325,270 ordinary shares of Eventer, representing 50.01% of Eventer’s issued and outstanding share capital on a fully diluted basis. The share purchase agreement provides that we will invest an additional $250,000 in a second tranche, subject to Eventer achieving certain post-closing EBITDA based milestones during the fiscal years 2020 through 2023, or the Milestones. In the event that Eventer partially achieves the Milestones, the $250,000 investment will be reduced in proportion to the Milestones that were achieved.

In addition, we entered into a revolving loan agreement with Eventer, or the Loan Agreement, under which we committed to lending up to $1,250,000 to Eventer through advances of funds upon Eventer’s request and subject to our approval. We extended an initial advance of $250,000 upon closing the Loan Agreement, or the Initial Advance. Advances extended under the Loan Agreement may be repaid and borrowed in part or in full from time to time. The Initial Advance will be repaid in twenty-four equal monthly installments, commencing on the first anniversary of the Loan Agreement. Other advances extended under the Loan Agreement will be repaid immediately following, and in no event later than thirty days following the completion of the project or purpose for which they were made. Outstanding principal balances on the advances will bear interest at a rate equal to the higher of (i) 4% per year, or (ii) the interest rate determined by the Israeli Income Tax Ordinance [New Version] 5721-1961 and the rules and regulation promulgated thereunder. Interest payments will be made on a monthly basis.

On October 14, 2020, we entered into a share exchange agreement with Eventer’s shareholders, or the Exchange Agreement, pursuant to which, during the period commencing on the second anniversary of the Exchange Agreement and ending fifty-four (54) months following the date of the Exchange Agreement, Eventer’s shareholders may elect to exchange all of their Eventer shares for ordinary shares of our company. The number of ordinary shares of the Company to which Eventer’s shareholders would be entitled pursuant to an exchange will be calculated by dividing the fair market value of each Eventer’s ordinary share, as mutually determined by our company and the shareholders, by the average closing price of an ordinary share of our company on the principal market on which its ordinary shares or ADSs are traded during the sixty days prior to the exchange date rounded down to the nearest whole number. Our board of directors may defer exchange’s implementation in the event it determines in good faith that doing so would be materially detrimental to the Company and its shareholders. In addition, the exchange may not be effected for so long as $600,000 or greater remains outstanding under the Loan Agreement, or if an event of default under the Loan Agreement has occurred.

Smart Repair Pro, Inc. and Purex Inc. – Investment and Secondary

Smart Repair Pro, Inc., or Pro, and Purex, Inc. or Purex both are California corporations in the e-Commerce field, which operate online stores for the sale of various consumer products on the Amazon online marketplace, utilizing the fulfillment by Amazon or FBA model. Pro and Purex utilize artificial intelligence and machine learning technologies to analyze sales data and patterns on the Amazon marketplace in order to identify existing stores, niches and products that have the potential for development and growth as well as maximize sales of its existing proprietary products. Pro and Purex together manage two online stores through which three distinct product brands are marketed and sold to consumers in the United States. Pro and Purex’s strategy is to achieve organic growth and profitability by expanding to new geographies, increasing sales of its existing products through marketing and advertising efforts, development of new products and brands, supply chain optimization and inventory management. Pro has completed processes with Amazon, which will allow for it to open its stores for sale to consumers in the United Kingdom, German, France, Spain, Italy and Australia.

On October 8, 2020, we entered into a common stock purchase agreement with Pro, Purex, and their respective stockholders, or the Purex Purchase Agreement. Pursuant to the Purex Purchase Agreement, we agreed to acquire 50.01% of each of Pro and Purex issued and outstanding share capital on a fully diluted basis, was acquired through a combination of cash investments in the companies and acquisition of additional shares from the current shareholders of the two companies in consideration for our restricted ADSs and a cash component. We agreed to invest an aggregate amount of $1,250,000 in Pro and Purex, pay $150,000 in cash consideration to the current stockholders, and issue $500,000 worth of restricted ADSs to the current stockholders of such companies, with the value of restricted ADSs to be subject to downward adjustment based on the 2020 results of the two companies. In addition, the companies’ current shareholders are entitled to additional milestone issuances of up to an aggregate $750,000 in restricted ADSs subject to the achievement by Pro and Purex of certain milestones throughout 2021. The transactions contemplated in the definitive agreements closed on January 4, 2021.

The Purex Purchase Agreement provides that within 14 days following the closing of the Purex Purchase Agreement, we and the stockholders of Pro and Purex will each extend a loan equal to $250,000 pursuant to the terms of a loan agreement provided by us, for the purpose of financing the ongoing capital requirements of the two companies. $100,000 of the aforementioned loan was extended as an advance prior to closing, with the remaining amount extended upon the closing, which occurred on January 4, 2021.

Other Activities

Matomy Media Group Ltd.

We hold approximately 24.92% of the outstanding share capital of Matomy Media Group Ltd.’s, or Matomy, public company listed on the TASE.

On September 29, 2020, Matomy announced that it has entered into a memorandum of understanding, or the Automax MOU, with Global Automax Ltd., or Automax, an Israeli private company that imports various leading car brands to Israel and Automax’s shareholders. The Automax MOU provides for a proposed merger in which the shareholders of Automax would exchange 100% of their shares in Automax for shares of Matomy, or the Proposed Merger. Under the Automax MOU, Automax and Matomy have agreed on an exclusivity period of 60 days. Save for the exclusivity period, the Automax MOU is non-binding.

On November 9, 2020, Matomy signed a binding agreement for the Proposed Merger. Matomy expects that, upon completion of the Proposed Merger, Automax shareholders would hold approximately 53% of the outstanding share capital of Matomy and potentially up to a maximum of 73%, due to additional share issuances which are subject to achievement of certain revenue and profit milestones by Matomy, or if the value of the Matomy’s shares reach specific values after the Proposed Merger. There can be no guarantee that the Proposed Merger will be completed.

On October 20, 2020, Matomy held an extraordinary general meeting of shareholders and approved the cancellation of the admission of Matomy’s ordinary shares for trading on the High Growth Segment of the London Stock Exchange.

Recent Developments

Underwritten Public Offerings

On May 22, 2020, we closed an underwritten public offering of (i) 575,001 ADSs at a public offering price of $1.50 per ADS, and (ii) 2,758,333 pre-funded warrants to purchase one ADS at a public offering price of $1.499. The gross proceeds from this offering were approximately $5,000,000 before deducting underwriting discounts, commissions and other offering expenses. The pre-funded warrants, which were exercisable at any time after the date of issuance upon payment of the exercise price of $0.001 per ADS, have been exercised in full.

On December 3, 2020 we closed an underwritten public offering of 7,098,491 ADSs at a public offering price of $1.83 per ADS. On December 16, 2020, the underwriter exercised, in full, their option to purchase an additional 1,064,774 ADSs at a price of $1.83 per ADS. Total gross proceeds to the Company from the offering, including the funds received from the prior closing and exercise of this option, are approximately $14.9 million, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

GERD Patent Infringement Litigation

On July 13, 2020, our subsidiary, GERD IP, Inc., a Delaware corporation, filed a complaint in the United States District Court for the District of Delaware alleging infringement of two of its proprietary patents issued by the United States Patent and Trademark Office by EndoGastric Solutions, Inc. or the Defendant. On August 27, 2020 GERD IP, Inc. filed an amended complaint and on September 9, 2020 the Defendant filed an answer.

Delisting from the Tel Aviv Stock Exchange Ltd.

On October 22, 2020, our board of directors resolved to take steps to voluntarily delist our ordinary shares from trading on the TASE. We are delisting our ordinary shares from TASE in order to be subject to one set of listing regulations instead of two, to allow greater flexibility to execute our business and financing strategy and to reduce administrative costs, in order to maximize shareholder value in the medium and long term.

Following the delisting in Israel, our ADSs will continue to trade on the Nasdaq Stock Market. We have urged the holders of our ordinary shares to convert their shares into ADSs through their banks and brokers. Every twenty (20) ordinary shares are convertible into one (1) ADS.

Under applicable Israeli law, including Section 35BB of the Israeli Securities Law, the delisting of our ordinary shares from trading on the TASE will take place three months after the date of this announcement. The last trading day of our ordinary shares on the TASE will be January 21, 2021, and our ordinary shares will be delisted from TASE on January 25, 2021. During the interim period, our ordinary shares will continue to be traded on the TASE. Following the delisting, the Company will continue to file public reports and make public disclosures in accordance with the rules and regulations of the SEC and Nasdaq.

Medigus New Joint Venture

On November 15, 2020, we entered into a non-binding Memorandum of Understandings, or MOU, with Amir Zaid and Weijian Zhou, pursuant to which we will enter into a new joint venture agreement for the purpose of developing and commercializing three modular electric vehicle (EV) micro mobility vehicles for urban individual use and “last mile” cargo delivery. Pursuant to the terms of the MOU, we will own 50.01% of the issued and outstanding share capital of the joint venture upon the consummation of an investment in a milestone financing of $1,100,000 in the aggregate.

ScoutCam’s Projects with the Israeli Air Force

On December 14, 2020, ScoutCam embarked on three different development projects in cooperation with the Israeli Air Force. ScoutCam is developing products that leverage its high resilient micro-cameras (as recently demonstrated by NASA’s Robotic Refueling Mission 3) and its unique wired and wireless transmission capabilities to improve maintenance as well as flight safety of both helicopters and unmanned aerial vehicles, or UAV, in the service of the Israeli Air Force. These products, once tried and approved for use by the Israeli Air Force, may lead to these products being sold to other air forces around the world as well as to helicopter and UAV manufacturers globally.

Collaboration Agreement and Patent and Intellectual Property Assignment Agreement

On January 7, 2021, the Company entered an agreement to purchase a provisional patent filed with the United States Patent and Trademark Office and know-how relating to wireless vehicle battery charging technology in consideration for $75,000. Furthermore, the Company entered a collaboration agreement with the seller, whereby the Company committed to invest $150,000 in a newly incorporated wholly owned subsidiary of the Company, or the EV Sub, which will develop a proof of concept prototype for a robot capable of wirelessly charging electric vehicle batteries. Pursuant to the collaboration agreement, seller is entitled to a monthly consultant fee as well as options to purchase 15% of EV Sub’s fully diluted share capital as of its incorporation date based on an EV Sub valuation of $1,000,000.

Corporate Information

We were incorporated in the State of Israel on December 9, 1999, as a private company pursuant to the Israeli Companies Ordinance (New Version), 1983. In February 2006, we completed our initial public offering in Israel, and our ordinary shares have since traded on TASE, under the symbol “MDGS”. In May 2015, we listed the ADSs on Nasdaq, and since August 2015 the ADSs have been traded on Nasdaq under the symbol “MDGS”. Our Series C Warrants have been trading on Nasdaq under the symbol “MDGSW” since July 2018. Each Series C Warrant is exercisable into one ADS for an exercise price of $3.50 and will expire in July 2023. Each ADS represents 20 ordinary shares.

We are a public limited liability company and operate under the provisions of Israel’s Companies Law, 5759-1999, as amended, or the Companies Law. Our registered office and principal place of business are located at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel and our telephone number in Israel is +972-73-370-4691. Our website address is www.medigus.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus. Our registered agent in the United States is Puglisi & Associates. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, DE, 19711, USA.

THE OFFERING

ADSs offered by us	3,659,735 ADSs representing 73,194,700 ordinary shares.

Public offering price	$2.30 per ADS

Ordinary shares to be outstanding after this offering	389,637,438 ordinary shares.

The ADSs

Each ADS represents 20 ordinary shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.

The Depositary, as depositary, will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder, or the Deposit Agreement, a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the SEC on May 7, 2015.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for ordinary shares underlying your ADSs.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Over-allotment option	We have granted the underwriter an option, exercisable until the earlier to occur of 30 days following the date of this prospectus, or the prior delisting of the Company’s shares from the Tel-Aviv Stock Exchange Ltd. to acquire purchase up to 548,960 additional ADSs solely to cover over-allotments, if any. In no event shall the closing of such option take place later than January 20, 2021.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $7.5 million (approximately $8.6 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-21 of this prospectus supplement.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, on page S-1 of the accompanying prospectus and in our Annual Report on Form 20-F filed with the SEC, on April 21, 2020, for a discussion of certain factors you should consider before investing in our securities.

Listings	The ADSs are traded on Nasdaq under the symbol “MDGS” and our ordinary shares trade on the TASE in Israel under the symbol “MDGS”. The last trading day of our ordinary shares on the TASE will be January 21, 2021, and our ordinary shares will be delisted from TASE on January 25, 2021. During the interim period, our ordinary shares will continue to be traded on the TASE.

Depositary	The Bank of New York Mellon

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 316,442,738 ordinary shares issued and outstanding as of January 8, 2021, and excludes:

●	6,963,630 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.68 per share or $0.21 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 348,182 ADSs at a weighted average exercise price of $4.26 per ADS; and

●	85,988,240 ordinary shares issuable upon the exercise of warrants to purchase up to an aggregate of 4,299,412 ADSs at a weighted average exercise price of $5.26 per ADS.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants described above, and assumes no exercise of the underwriter’s over-allotment option.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, including the risk factors contained in our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 21, 2020. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below and the information under the heading “Risk Factors” in the accompanying prospectus. In addition, please read “About this Prospectus Supplement” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks facing us. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, results of operations, financial condition and prospects. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks, and you may lose all or part of your original investment.

Risks Related to Our Business and the Business of our Subsidiaries

We made material changes to our business strategy during 2019, which we continued to implement in 2020. We cannot guarantee that any of these changes will result in any value to our shareholders.

Since 2019, we have materially changed our business model, adjusted our exclusive focus on the medical device industry to include other industries, abandoned our strategy to commercialize the MUSE™ system, transferred our ScoutCam™ activity into our subsidiary, ScoutCam Ltd., and consummated a securities exchange agreement in relation to ScoutCam Ltd. As a result of these changes, we have acquired substantial stakes in a number of ventures, including but not limited to online business activities such as ad-tech and online event management. We cannot guarantee that these strategic decisions will derive the anticipated value to our shareholders, or any value at all and us.

We have had a history of losses and our ability to grow sales and achieve profitability are unpredictable.

We have incurred losses since our incorporation. As of June 30, 2020, we had an accumulated deficit of $79.2 million and incurred total comprehensive losses of approximately $14.2 million, $6.6 million and $3.6 million in the years ended December 31, 2019 and 2018 and the six months ended June 30, 2020, respectively. Our ability to reach profitability depends on many factors, which include:

●	successfully implementing our business strategy;

●	increasing revenues; and

●	controlling costs

There can be no assurance that we will be able to successfully implement our business plan, meet our challenges and become profitable in the future.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products and services and could harm our business.

The future success of the online businesses of our subsidiaries depends upon the continued use of the internet as a primary medium for commerce, communication, and business applications. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. The adoption of any laws or regulations that could reduce the growth, popularity, or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the usage of, services provided by Eventer and Gix increase the cost of doing business and harm our results of operations. Changes in these laws or regulations could require our subsidiaries and us to modify our offerings, or certain aspects of them, in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products such as those of our subsidiaries. In addition, the use of the Internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. Further, the applicability and demand for services and products offered by our subsidiaries and us depend on the quality of our users’ access to the Internet. Certain features of our offerings, and specifically those of Eventer, may require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of access to our services, which would negatively impact our results. The Internet’s performance and its acceptance as a business and commerce tool have been harmed by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the Internet’s use is adversely affected by these issues, demand for the services provided by our subsidiaries and us could decline.

The global outbreak of COVID-19 (coronavirus) may negatively impact the global economy in a significant manner for an extended period of time, and also adversely affect our operating results in a material manner.

The COVID-19 pandemic, including the efforts to combat it, has had and may continue to have a widespread effect on our business. In response to the pandemic, public health authorities and local and national governments have implemented measures that have and may continue to impact our business, including voluntary or mandatory quarantines, restrictions on travel and orders to limit the activities of non-essential workforce personnel. As of the date of this registration statement, the COVID-19 (coronavirus) pandemic had made a significant impact on global economic activity, with governments around the world, including Israel, having closed office spaces, public transportation and schools, and restricting travel. These closures and restrictions, if continued for a sustained period, could trigger a global recession that could negatively impact our business in a material manner. We are actively monitoring the pandemic and we are taking any necessary measures to respond to the situation in cooperation with the various stakeholders.

In light of the evolving nature of the pandemic and the uncertainty it has produced around the world, we do not believe it is possible to predict with precision the pandemic’s cumulative and ultimate impact on our future business operations, liquidity, financial condition and results of operations. For example, travel restrictions have adversely affected our ability to timely achieve certain milestones included in our Golden Grand Agreement and has delayed the recognition revenues deriving therefrom. These travel restrictions have also impacted our sales and marketing efforts and those of our subsidiaries.

The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak and any future “waves” of the outbreak, globally and specifically within Israel and the United States. In addition, the extent of the impact on capital and financial markets, foreign currencies exchange and governmental or regulatory orders that impact our business are highly uncertain and cannot be predicted. If economic conditions generally or in the industries in which we operate specifically, worsen from present levels, our results of operations could be adversely affected and our financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity, longevity and impact of the COVID-19 pandemic on economic activity.

Additionally, concerns over the economic impact of the pandemic have caused extreme volatility in financial markets, which has adversely impacted and may continue to adversely impact our share price and our ability to access capital markets. To the extent the pandemic or any worsening of the global business and economic environment as a result adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and the risk factors in our Annual Report on Form 20-F for the year ended December 31, 2019.

Unfavorable conditions in the industry of our subsidiaries and the global economy in general could limit their ability to grow their business and negatively affect their operations results.

The results of operations of our subsidiaries may vary based on the impact of changes in the industry or the global economy on their customers or the subsidiaries. Our subsidiaries’ businesses revenue growth and potential profitability and our subsidiaries depend on the demand for our services and products, including the demand online and offline events and advertising. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks in Israel, the United States or elsewhere, could cause a decrease in business investments, leisure related spending, event organization and organization spend on marketing and advertising which could negatively affect our business.

Pro, Purex, Gix and Eventer each rely on key employees and highly skilled personnel, and, if they are unable to attract, retain or motivate qualified personnel, they may not be able to operate its business effectively.

The success of Gix and Eventer depends largely on the continued employment of their senior management and key personnel who can effectively operate its business and its ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development, and other employees is intense, and Gix and Eventer may not be able to attract or retain highly qualified personnel in the future. If any of the key employees of Gix and Eventer leave or are terminated, and such companies fail to manage a transition to new personnel effectively, or if they fail to attract and retain qualified and experienced professionals on acceptable terms, the business, financial condition and results of operations of Gix and Eventer could be adversely affected.

We, and our subsidiaries, are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could harm our business.

Our subsidiaries and we receive, collect, store, process, transfer, and use personal information and other data relating to users of our products, our employees and contractors, and other persons. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including personal information. We are subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new services and features.

If our subsidiaries or we were found in violation of any applicable laws or regulations relating to privacy, data protection, or security, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features available through our platform. In addition, these laws and regulations could impose significant costs on us and could constrain our ability to use and process data in manners that may be commercially desirable. In addition, if a breach of data security were to occur or to be alleged to have occurred, if any violation of laws and regulations relating to privacy, data protection or data security were to be alleged, or if we had any actual or alleged defect in our safeguards or practices relating to privacy, data protection, or data security, our solutions may be perceived as less desirable, and our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the data protection landscape in the European Union (“EU”) is currently evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The EU adopted the General Data Protection Regulation or GDPR, which became effective in May 2018, and contains numerous requirements and changes from previously existing EU laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. Failure to comply with the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated.

Additionally, in June 2018, California passed the California Consumer Privacy Act, or CCPA, which provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA provides that covered companies must provide new disclosures to California consumers and afford such consumers new data privacy rights that include the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA became operative on January 1, 2020. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in order to comply. A new privacy law, the California Privacy Rights Act, or CPRA, was recently certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. More generally, some observers have noted the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Further, in March 2017, the United Kingdom (“U.K.”) formally notified the European Council of its intention to leave the EU pursuant to Article 50 of the Treaty on European Union (“Brexit”). The U.K. ceased to be an EU Member State on January 31, 2020, but enacted a Data Protection Act substantially implementing the GDPR, effective in May 2018, which was further amended to align more substantially with the GDPR following Brexit. It is unclear how U.K. data protection laws or regulations will develop in the medium to longer-term and how data transfers to and from the U.K. will be regulated. Some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

In addition, failure to comply with the Israeli Privacy Protection Law 5741-1981, and its regulations as well as the guidelines of the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions), and in certain cases, criminal liability. Current pending legislation may result in a change in the current enforcement measures and sanctions.

Any failure or perceived failure by our subsidiaries or by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Risks Related to Our Subsidiaries, Pro and Purex, Business

Our e-commerce operations are reliant on the Amazon marketplace and fulfillment by Amazon and changes to the marketplace, Amazon services and their terms of use may harm Pro and Purex business.

Pro and Purex products are sold predominantly on the Amazon marketplace, with the fulfillment aspect of the operations carried out entirely by Amazon utilizing the fulfilled by Amazon, or FBA, model. In order to continue to utilize the Amazon Marketplace and FBA, Pro and Purex must comply with the applicable policies and terms of use relating to these services. Such policies and terms of use may be altered or amended at Amazon’s sole discretion, including changes regarding the cost of securing these services, and changes that increase the burden of compliance and requirements, may cause Pro and Purex to alter their business model in order to comply, cause us to incur additional costs, and the results of Pro and Purex business can be negatively impacted. Non-compliance with applicable terms of use and policies can result in the removal of one or more products from the market place and suspension of fulfillment services which would have an adverse effect on Pro and Purex results of operations. Although Pro and Purex exert efforts in order to ensure ongoing compliance and no notices of non-compliance have been received to date, we cannot assure that events of this kind will occur in the future.

Certain aspects of Pro and Purex business is reliant on foreign manufacturing and international sales which expose us to risks that could impeded plans of expansion and growth.

The manufacturers or the products sold on Pro and Purex online stores are located in China. As such, Pro and Purex business is affected by inter-country trade agreements and tariffs. Based on recent U.S. administrative policy there are, and may be additional, changes to existing trade agreements, greater restrictions on free trade and significant increases in tariffs on goods imported into the United States, particularly those manufactured in China, Mexico and Canada. Future actions of the U.S. administration and that of foreign governments, including China, with respect to tariffs or international trade agreements and policies remains currently unclear. The escalation of a trade war, tariffs, retaliatory tariffs or other trade restrictions on products and materials imported by Pro and Purex from China may impede their supply chain and ability to provide products which could adversely affect their business, financial condition, operating results and cash flows.

Potential growth of Pro and Purex is based on international expansion, making us susceptible to risks associated with international sales and operations.

Pro and Purex currently sell products exclusively in the U.S. and they intend to expand their operations to reach new markets and localities. For example, Pro has completed the requisite processes in order to offer its products through the Amazon marketplace to the United Kingdom, major European countries and Australia. Conducting international operations subjects us to certain risks which include localization of solutions and products and adapting them to local practices and regulatory requirements, exchange rate fluctuations and unexpected changes in tax, trade laws, tariffs, governmental controls and other trade restriction. To the extent that Pro and Purex do not succeed in expanding their operations internationally and managing the associated legal and operational risks, their results of operations may be adversely affected.

Pro and Purex operating results are subject to seasonal fluctuations.

The e-commerce business is seasonal in nature and the fourth quarter is a significant period for Pro and Purex operating results due to the holiday season. As a result, revenue and income (loss) from operations generally decline (increase) in the first quarter sequentially from the fourth quarter of the previous year. Any disruption in Pro and Purex ability to process and fulfill customer orders during the fourth quarter could have a negative effect on their quarterly and annual operating results. For example, if a large number of customers purchase Pro and Purex products in a short period of time due to increased holiday demand, inefficient management of Pro and Purex inventory may prevent them from efficiently fulfilling orders, which may reduce sales and harm their brands.

Risks Related to the Business of Eventer

Eventer’s business is highly sensitive to public tastes. It is dependent on its ability to secure popular artists and other live music events. Eventer’s ticketing clients may be unable to anticipate or respond to consumer preferences changes, which may result in decreased demand for its services.

Eventer’s business is highly sensitive to rapidly changing public tastes and is dependent on the availability of popular artists and events. Eventer’s live entertainment business depends on its ability to anticipate the tastes of consumers and offer events that appeal to them. Since Eventer relies on unrelated parties to create and perform at live music events as well as online events, any lack of availability of popular artists could limit its ability to generate revenue. If artists do not choose to perform, or if Eventer cannot secure performances and events to be managed and ticketed through its platform, Eventer’s business would be adversely affected. Furthermore, Eventer’s business could be adversely affected if artists utilizing its platform do not tour or perform as frequently as anticipated, or if such tours or performances are not as widely attended by fans as anticipated due to changing tastes, general economic conditions or otherwise.

Eventer faces intense competition in the online and offline event and ticketing industries. It may not be able to maintain or increase its current revenue, which could adversely affect its business, financial condition, and operations results.

Eventer is active in highly competitive industries, and it may not be able to maintain or increase its current revenue due to such competition. Online and offline leisure events compete with other entertainment forms for consumers’ discretionary spending and within this industry, Eventer faces competition from other promoters and venue operators. Eventer’s competitors compete for relationships with popular music artists and other service providers who have a history of being able to book artists for concerts and events. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Due to increasing artist influence and competition to attract and maintain artist clients for events managed on Eventer’s platform, it may enter into agreements on terms that are less favorable to it, which could negatively impact the number of commissions collected from ticket sales which may adversely affect its financial results. Eventer’s competitors may develop services and advertising options equivalent to or superior to those they provide or achieve greater market acceptance and brand recognition than it achieves. Across the live music and entertainment industry, it is possible that new competitors may emerge and rapidly acquire significant market share.

Eventer’s business faces significant competition from other ticketing service providers to continuously secure new and retain existing clients. Additionally, it faces significant and increasing challenges from companies that sell self-ticketing systems and clients who choose to self-ticket by integrating such systems into their existing operations or the acquisition of primary ticket services providers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. The intense competition that Eventer faces in the ticketing industry could cause the volume of ticketing services to decline.

The success of Eventer’s event management and ticketing solutions and other operations depends, in part, on the integrity of its systems and infrastructure, as well as affiliate and third-party computer systems, Wi-Fi, and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on its business, financial condition, and operations results.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, utilized for Eventer’s platform as well as other computer systems and third-party software, Wi-Fi and other communications systems service providers on which Eventer relies, may adversely affect its ability to operate the platform, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disasters, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require Eventer to expend additional resources to continue to maintain its software and systems and could subject it to systems interruptions. The infrastructure required to operate Eventer’s platform requires an ongoing investment of time, money, and effort to maintain or refresh hardware and software and ensure it remains at a level capable of servicing the demand and volume of business it receives. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing Eventer’s services.

While Eventer has backup systems for certain aspects of its operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, Eventer may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect Eventer’s business, financial condition, and operations results.

Eventer’s success depends, in significant part, on entertainment and leisure events and economic and other factors adversely affecting such events could have a material adverse effect on its business, financial condition and results of operations.

A decline in attendance at or reduction in the number of entertainment and leisure events may have an adverse effect on Eventer’s revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns on Eventer’s business is difficult to predict, but they may result in reductions in ticket sales and the ability to generate revenue. The risks associated with Eventer’s businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at entertainment and leisure events. Many of the factors affecting the number and availability of entertainment and leisure events are beyond Eventer’s control. For example, COVID-19 has led to lockdowns and governmental restrictions on live entertainment and leisure events as well as restrictions regarding the attendance of such events. Although Eventer’s platform supports the management and ticketing of online events, there is no assurance that online events will generate demand on par with live events, which could adversely affect Eventer’s operations results.

Eventer’s business depends on discretionary consumer and enterprise spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact Eventer’s operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact Eventer’s operating results. These factors can affect attendance at online and offline events, advertising, and spending, as well as the financial results of venues, events, and the industry. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending and one negative factor can result in more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions or by any future deterioration in economic conditions, thereby possibly impacting Eventer’s operating results and growth.

If Eventer fails to maintain and improve the quality of its platform, it may not be able to attract clients seeking to manage their online and offline events or facilitate ticket sales for events.

To satisfy both clients seeking to manage online and offline events through Eventer’s platform, Eventer needs to continue to improve the user experience and innovate and introduce features and services that both event managers and ticket purchasers find useful cause them to use Eventer’s platform more frequently. In addition, Eventer needs to adapt, expand and improve its platform and user interfaces to keep up with changing user preferences. Eventer invests substantial resources in researching and developing new features and enhancing its platform by incorporating these new features, improving the functionality, and adding other improvements to meet users’ evolving demands. The success of any enhancements or improvements to Eventer’s platform or any new features depends on several factors, including timely completion, adequate quality testing, integration with technologies on the platform and overall market acceptance. Because further development of Eventer’s platform is complex, challenging, and dependent upon an array of factors, the timetable for the release of new features and enhancements to Eventer’s platform is difficult to predict, and it may not offer new features as rapidly as users of its platform require or expect.

It is difficult to predict the problems Eventer may encounter in introducing new features to its platform. Eventer may need to devote significant resources to creating, supporting, and maintaining these features. Eventer provides no assurance that its initiatives to improve the user experience will be successful. Eventer also cannot predict whether users will well receive any new features or whether improving its platform will be successful or sufficient to offset the costs incurred to offer these new features. If Eventer is unable to improve or maintain its platform’s quality, its business, prospects, financial condition, and results of operations could be materially and adversely affected.

If our Eventer subsidiary fails to offer high-quality customer service, their brand and reputation could suffer.

Eventer’s clients rely on the platform to plan and manage online and offline events and expect a high level of user experience and customer service relating to both the event management functions of the platform as well as ticket sales. Providing such quality service is imperative for ensuring customer success, sustaining sales growth, and developing Eventer’s business. To the extent that Eventer cannot provide real-time support for users of its platforms, the platform may become less attractive to potential users, and its results of operations may be harmed.

Errors, defects, or disruptions in Eventer’s platform could diminish its brand, subject it to liability, and materially and adversely affect its business, prospects, financial condition, and operations results.

Any errors, defects, or disruptions in Eventer’s platform or other performance problems with its platform could harm its brand and may damage the businesses of artists and clients that manage events on its platform. Eventer’s online systems, including its website and mobile apps, could contain undetected errors, or “bugs,” that could adversely affect their performance. Additionally, Eventer regularly updates and enhances its website, platform, and other online systems and introduces new versions of its software products and apps. These updates may contain undetected errors when first introduced or released, which may cause disruptions in its services and may, as a result, cause Eventer to lose market share, and its brand, business, prospects, financial condition and results of operations could be materially and adversely affected.

Eventer is subject to escrow, payment services, and money transmitter regulations that may materially and adversely affect its business.

Eventer relies on third-party to collect funds from ticket purchasers, remit payments to clients that manage events on its platform, and hold funds in connection with ticket purchases. Although Eventer believes that by working with third parties, its operations comply with existing applicable laws and regulatory requirements related to escrow, money transmission, handling or moving of money, existing laws or regulations may change, and interpretations of existing laws regulations may also change.

As a result, Eventer could be required to be licensed as an escrow agent or a money transmitter (or other similar licensees) in jurisdictions in which it is active or may choose to obtain such a license even if not required. As a result, Eventer may be required to register as a money services business under applicable laws and regulations. It is also possible that Eventer could become subject to regulatory enforcement or other proceedings in those jurisdictions with escrow, money transmission, or other similar statutes or regulatory requirements related to the handling or moving of money, which could, in turn, have a significant impact on its business, even if we were to ultimately prevail in such proceedings. Any developments in the laws or regulations related to escrow, money transmission, or the handling or moving of money or increased scrutiny of its business may lead to additional compliance costs and administrative overhead.

Eventer faces payment and fraud risks that could materially and adversely affect its business.

Requirements applicable to Eventer’s platform relating to user authentication and fraud detection are complex. If Eventer’s security measures do not succeed, Eventer’s business may be adversely affected. In addition, bad actors worldwide use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another’s identity or payment information, unauthorized acquisition or use of credit or debit card details, and other fraudulent use of another’s identity or information. This could result in any of the following, each of which could adversely affect Eventer’s business:

●	Eventer may be held liable for the unauthorized use of a credit card or bank account number by ticket purchasers and be required by card issuers or banks to pay a chargeback or return fee, and if chargeback or return rate becomes excessive, credit card networks may also require Eventer to pay fines or other fees;

●	Eventer may be subject to additional risk and liability exposure, including negligence, fraud or other claims, if employees or third-party service providers misappropriate user information for their own gain or facilitate the fraudulent use of such information;

●	Eventer may suffer reputational damage as a result of the occurrence of any of the above.

Despite measures taken by Eventer to detect and reduce the risk of this kind of conduct, it cannot ensure that any of its measures will stop illegal or improper uses of its platform. Eventer may receive complaints from users and other third parties concerning misuse of its platform in the future. Even if these claims do not result in litigation or are resolved in Eventer’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of Eventer’s management and materially and adversely affect its business, prospects, financial condition and results of operations.

Eventer uses open source software, which could negatively affect its ability to offer its platform and subject it to litigation or other actions.

Eventer uses substantial amounts of open source software in its platform and may use more open source software in the future. From time to time, there have been claims challenging both the ownership of open source software against companies that incorporate open source software into their products and whether such incorporation is permissible under various open source licenses. U.S. and Israeli courts have not interpreted the terms of many open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its platform. As a result, Eventer could be subject to lawsuits by parties claiming ownership of what we believe to be open source software, or breach of open source licenses. Litigation could be costly for Eventer to defend, have a negative effect on its results of operations and financial condition, or require it to devote additional research and development resources to change its platform. In addition, if Eventer were to combine its proprietary source code or software with open source software in a certain manner, it could, under certain of the open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar products with less development effort and time. If Eventer inappropriately uses open source software or the license terms for open source software that its uses change, Eventer may be required to re-engineer its platform, or certain aspects of it, incur additional costs, discontinue the availability of certain features, or take other remedial actions.

In addition to risks related to license requirements, open source software usage can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on origin of the software. In addition, many of the risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated and could, if not properly addressed, negatively affect Eventer’s business. Eventer has established processes to help alleviate these risks, but it cannot be sure that all of its use of open source software is in a manner that is consistent with its current policies and procedures or will not subject Eventer to liability.

To the extent Eventer’s security measures are compromised, its platform may be perceived as not being secure. This may result in customers curtailing or ceasing their use of Eventer’s platform, its reputation being harmed, Eventer incurring significant liabilities, and adverse effects on its results of operations and growth prospects.

Eventer’s operations involve the storage and transmission of artist and ticket purchaser data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. The ticket sales solution included in Eventer’s platform stores credit card data and other customer personal information. Hackers and malicious actors may target Eventer in order to obtain credit card information. Despite significant efforts to create security barriers to such threats, it is virtually impossible for Eventer to entirely mitigate these risks. If Eventer’s security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, Eventer’s reputation could be damaged, its business may be harmed, and it could incur significant liability. Eventer may be unable to anticipate or prevent techniques used to obtain unauthorized access or to compromise its systems because they change frequently and are generally not detected until after an incident has occurred. As Eventer relies on third-party and public-cloud infrastructure, it will depend in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

Risks Related to Gix’s Business and Industry

Gix’s advertising customers may reduce or terminate their business relationship with Gix at any time. If customers representing a significant portion of Gix’s revenue reduce or terminate their relationship with Gix, it could have a material adverse effect on Gix’s business, its results of operations and financial condition.

Gix generally does not enter into long-term contracts with its advertising customers, and such customers do business with Gix on a non-exclusive basis. In most cases, Gix’s customers may terminate or reduce the scope of their agreements with little or no penalty or notice. Accordingly, Gix’s business is highly vulnerable to adverse economic conditions, market evolution, development of new or more compelling offerings by Gix’s competitors and development by Gix’s advertising customers of in-house replacement services. Any reduction in spending by, or loss of, existing or potential advertisers by Gix would negatively impact Gix’s revenue and operating results.

Due to rapid changes in the Internet and the nature of services, it is difficult to accurately predict Gix’s future performance and may be difficult to increase revenue or profitability.

As the digital advertising ecosystem is dynamic, seasonal and challenging, it is hard to predict Gix’s future performance and make predictions, particularly regarding the effect of Gix’s efforts to aggressively increase the distribution and profitability of its services and products. If Gix is unable to continuously improve its systems and processes, adapt to the changing and dynamic needs of its customers and align its expenses with the revenue level, it will impair Gix’s ability to structure its offerings to be compelling and profitable.

Increased availability of advertisement-blocking technologies could limit or block the delivery or display of advertisements by Gix solutions, which could undermine Gix’s business’s viability.

Advertisement-blocking technologies, such as mobile apps, anti-virus software or browser extensions that limit or block the delivery or display of advertisements, are currently available for desktop and mobile users. Furthermore, new browsers and operating systems, or updates to current browsers or operating systems, offer native advertisement-blocking technologies to their users. The more such technologies become widespread, Gix’s ability to serve advertisements to users may be impeded, and its business financial condition and results of operations may be adversely affected.

Large and established internet and technology companies, such as Google and Facebook, play a substantial role in the digital advertising market and may significantly impair Gix’s ability to operate in this industry.

Google and Facebook are substantial players in the digital advertising market and account for a large portion of the digital advertising budgets, along with other smaller players. Such high concentration subjects Gix to unilateral changes with respect to advertising on their respective platforms, which may be more lucrative than alternative methods of advertising or partnerships with other publishers that are not subject to such changes. Furthermore, Gix could have limited ability to respond to, and adjust for, changes implemented by such players.

These companies, along with other large and established Internet and technology companies, may also leverage their power to make changes to their web browsers, operating systems, platforms, networks or other products or services in a way that impacts the entire digital advertising marketplace.

The consolidation among participants within the digital advertising market could have a material adverse impact on Gix and accordingly, its business and results of operations.

The digital advertising industry has experienced substantial evolution and consolidation in recent years and Gix expects this trend to continue, increasing the capabilities and competitive posture of larger companies, particularly those that are already dominant in various ways, and enabling new or stronger competitors to emerge. This consolidation could adversely affect Gix’s business in a number of ways, including: (i) Gix’s customers or partners could acquire or be acquired by Gix’s competitors causing them to terminate their relationship with Gix; (ii) Gix’s competitors could improve their competitive position or broaden their offerings through strategic acquisitions or mergers.

The advertising industry is highly competitive. If Gix cannot compete effectively in this market, Gix’s revenues are likely to decline.

Gix faces intense competition in the marketplace. Gix operates in a dynamic market that is subject to rapid development and introduction of new technologies, products and solutions, changing branding objectives, evolving customer demands and industry guidelines, all of which affect Gix’s ability to remain competitive. There are a large number of digital media companies and advertising technology companies that offer products or services similar to Gix’s and that compete with Gix for finite advertising budgets and for limited inventory from publishers. There is also a large number of niche companies that are competitive with Gix, as they provide a subset of the services that Gix provides. Some of Gix’s existing and potential competitors may be better established, benefit from greater name recognition may offer solutions and technologies that Gix does not offer or that are more evolved than Gix, and may have significantly more financial, technical, sales, and marketing resources than Gix does. In addition, some competitors, particularly those with a larger and more diversified revenue base and a broader offering, may have greater flexibility than Gix does to compete aggressively on the basis of price and other contract terms as well as respond to market changes. Additionally, companies that do not currently compete with Gix in this space may change their services to be competitive if there is a revenue opportunity, and new or stronger competitors may emerge through consolidations or acquisitions. If Gix’s digital advertising platform and solutions are not perceived as competitively differentiated or Gix fails to develop adequately to meet market evolution, Gix could lose customers and market share or be compelled to reduce Gix’s prices and harm Gix’s operational results.

If the demand for digital advertising does not continue to grow or customers do not embrace Gix’s solutions, this could have a material adverse effect on Gix’s business and financial condition.

If customers do not embrace Gix’s solutions, or if Gix’s integration with advertising networks is not successful, or if there is a reduction in general demand for digital advertising, in spend for certain channels or solutions, or the demand for Gix’s specific solutions and offerings is decreased, Gix’s revenues could decline or otherwise, Gix’s business may be adversely affected.

Gix’s business is susceptible to seasonality, unexpected changes in campaign size, and prolonged cycle time, which could affect its business, results of operations and ability to repay indebtedness when due.

The revenue of Gix’s advertising business is affected by a number of factors, and, as a result, Gix’s profit from these operations is seasonal, including:

●	Product and service revenues are influenced by political advertising, which generally occurs every two years;

●	In any single period, product and service revenues and delivery costs are subject to significant variation based on changes in the volume and mix of deliveries performed during such period;

●	Revenues are subject to the changes in brand marketing trends, including when and where brands choose to spend their money in a given year;

●	Advertising customers generally retain the right to supplement, extend, or cancel existing advertising orders at any time prior to their completion, and Gix has no control over the timing or magnitude of these revenue changes; and

●	Relative complexity of individual advertising formats, and the length of the creative design process.

Gix’s advertising business depends on Gix’s ability to collect and use data, and any limitation on the collection and use of this data could significantly diminish the value of Gix’s solutions and cause Gix to lose customers, revenue and profit.

In most cases, when Gix delivers an advertisement, Gix is often able to collect certain information about the content and placement of the ad, the relevancy of such ad to a user, and the interaction of the user with the ad, such as whether the user viewed or clicked on the ad or watched a video. As Gix collects and aggregates data provided by billions of ad impressions and third-party providers, Gix analyzes the data in order to measure and optimize the placement and delivery of Gix’s advertising inventory and provide cross-channel advertising capabilities.

Gix publishers or advertisers might decide not to allow Gix to collect some or all of this data or might limit Gix’s use of this data. Gix’s ability to either collect or use data could be restricted by new laws or regulations, including the General Data Protection Regulation (the “GDPR”), in the European Union, which entered into effect in May 2018, and presumably broaden the definition of personal data to include location data and online identifiers, which are commonly used and collected parameters in digital advertising, and impose more stringent user consent requirements, changes in technology, operating system restrictions, requests to discontinue using certain data, restrictions imposed by advertisers and publishers, industry standards or consumer choice.

If this happens, Gix may not be able to optimize ad placement for the benefit of Gix’s advertisers and publishers, which could render Gix’s solutions less valuable and potentially result in loss of clients and a decline in revenues. For more information on privacy regulation and compliance, see also – “We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our or our subsidiaries’ actual or perceived failure to comply with such obligations could harm our business”.

Risks Related to an Investment in Our Securities and this Offering

The market price for our securities may be volatile.

The stock market in general and the market prices of our ordinary shares on TASE, and the ADSs on Nasdaq, in particular, are or will be subject to fluctuation, and changes in these prices may be unrelated to our operating performance. We anticipate that the market prices of our securities will continue to be subject to wide fluctuations. The market price of our securities is, and will be, subject to a number of factors, including:

●	announcements of technological innovations or new products by us or others;

●	announcements by us of significant acquisitions, strategic partnerships, in-licensing, out-licensing, joint ventures or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of the equipment we sell;

●	the volatility of market prices for shares of medical devices companies generally;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in revenues, gross profits and earnings announced by the company;

●	changes in estimates or recommendations by securities analysts, if our ordinary shares or the ADSs are covered by analysts;

●	fluctuations in the share price of our publicly traded subsidiaries;

●	changes in government regulations or patent decisions; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

These factors may materially and adversely affect the market price of our securities s and result in substantial losses by our investors.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes and working capital. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceed, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our ADS to decline and delay the development of our Company.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Regardless of the success of this offering, we will require additional capital in the future. We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You may experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you may suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of ADSs in this offering, based on an aggregate public offering price of $2.30 per ADS and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value of our ADSs would be approximately $31.1 million, or approximately $1.60 per ADS, as of June 30, 2020. If you purchase ADSs in this offering, you may suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $0.7 per ADS. To the extent outstanding options or warrants are exercised, you will incur further dilution. See “Dilution” on page S-23 for a more detailed discussion of the dilution you may incur in connection with this offering.

ADSs representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and ordinary shares to decline.

Pursuant to this offering, we may sell up to 3,659,735 ADSs representing 73,194,700 ordinary shares, or approximately 23.13%, of our outstanding ordinary shares as of January 11, 2021. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and ordinary shares. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of our ADSs and Ordinary Shares.

Raising additional capital by issuing securities may cause dilution to existing shareholders.

We are currently authorized to issue 1,000,000,000 ordinary shares. As of January 11, 2021, we had 316,442,738 ordinary shares issued and outstanding, and 97,988,240 ordinary shares reserved for future issuance under outstanding options and warrants and under our 2013 Share Option and Incentive Plan.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Future sales of our ordinary shares or the ADSs could reduce the market price of our ordinary shares and the ADSs.

Substantial sales of our ordinary shares or the ADSs, either on the TASE or on Nasdaq, may cause the market price of our ordinary shares or ADSs to decline. All of our outstanding ordinary shares are registered and available for sale in Israel. Sales by us or our security holders of substantial amounts of our ordinary shares or ADSs, or the perception that these sales may occur in the future, could cause a reduction in the market price of our ordinary shares or ADSs.

The issuance of any additional ordinary shares, any additional ADSs, or any securities that are exercisable for or convertible into our ordinary shares or ADSs, may have an adverse effect on the market price of our ordinary shares and the ADSs and will have a dilutive effect on our existing shareholders and holders of ADSs.

We do not know whether a market for the ADSs and ordinary shares will be sustained or what the trading price of the ADSs and ordinary shares will be and as a result it may be difficult for you to sell your ADSs or ordinary shares.

Although our ADSs trade on Nasdaq and our ordinary shares trade on TASE, an active trading market for the ADSs or ordinary shares may not be sustained. It may be difficult for you to sell your ADSs or ordinary shares without depressing the market price for the ADSs or ordinary shares. As a result of these and other factors, you may not be able to sell your ADSs or ordinary shares. Further, an inactive market may also impair our ability to raise capital by selling ADSs and ordinary shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration.

Our securities are traded on different markets and this may result in price variations.

Our ordinary shares have been traded on TASE since February 2006 and our ADSs have been traded on Nasdaq since August 5, 2015. Trading in our securities on these markets takes place in different currencies (U.S. dollars on the Nasdaq and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of these securities on these two markets (which will continue until our ordinary shares cease to trade on the TASE) may differ due to these and other factors. Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

We have no plans to pay dividends on our ordinary shares, and you may not receive funds without selling the ADSs or ordinary shares.

We have not declared or paid any cash dividends on our ordinary shares, nor do we expect to pay any cash dividends on our ordinary shares for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth and, therefore, we have no plans to pay cash dividends on our ordinary shares at this time. Any future determination to pay cash dividends on our ordinary shares will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant. Accordingly, you may have to sell some or all of the ADSs or ordinary shares in order to generate cash from your investment. You may not receive a gain on your investment when you sell the ADSs or ordinary shares and may lose the entire amount of your investment.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of the Nasdaq Stock Market for domestic issuers. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Stock Market, may provide less protection than is accorded to investors under the rules of the Nasdaq Stock Market applicable to domestic issuers. For more information, see “Item 16G. Corporate Governance - Nasdaq Stock Market Listing Rules and Home Country Practices” in our Annual Report on Form 20-F for the year ended December 31, 2019.

In addition, as a foreign private issuer, we are exempt from the rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their ordinary shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ordinary shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” above, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	recent material changes in our strategy;

●	our ability to sell or license our MUSE™ technology;

●	ScoutCam’s commercial success in commercializing the ScoutCam™ system;

●	projected capital expenditures and liquidity;

●	the overall global economic environment as well as the direct impact of the coronavirus strain COVID-19 on us;

●	the impact of competition and new technologies;

●	general market, political, reimbursement and economic conditions in the countries in which we operate;

●	government regulations and approvals;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $7.5 million, after deducting underwriter commissions and discounts, and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2020; and

●	on a pro forma basis to give effect to the issuance of (i) 7,098,491 ADSs representing 141,969,820 Ordinary Shares on December 3,2020, at a public offering price of $1.83 per ADS, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) 1,064,774 ADSs representing 21,295,480 Ordinary Shares on December 16, 2020 as a result of exercising of underwriting option and a price of $1.83 per ADS;

●	on a pro forma as adjusted basis to give effect to this offering based on a public offering price of $2.05 per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2020
	Actual	Pro Forma	Pro Forma, As Adjusted
	(U.S. Dollars, in thousands)
Cash and cash equivalents	10,172	23,521	31,016
Total Liabilities	4,461	4,461	4,461
Equity:
Ordinary shares, par value NIS 1.00 per share: 1,000,000,000 ordinary shares authorized (actual and as adjusted)(1); 128,818,758 ordinary shares issued and outstanding (actual); 316,442,738 ordinary shares outstanding (pro forma); 389,637,438 ordinary shares outstanding (pro forma as adjusted)	36,014	86,073	109,068
Share premium	38,210	1,500	-
Other capital reserves	13,430	13,430	(571)
Warrants	1,802	1,802	1,802
Accumulated deficit	(79,210)	(79,210)	(79,210)
Equity attributable to owners of Medigus Ltd.	10,246	23,595	31,089
Non-controlling interests	3,191	3,191	3,191
Total equity	13,437	26,786	34,280
Total capitalization and indebtedness	17,898	31,247	38,741

(1)	Giving effect to an increase in the Company’s authorized share capital to 1,000,000,000 ordinary shares, NIS1.00 par value, approved by the Company’s shareholders on July 9, 2020.

The preceding table excludes as of June 30, 2020: (i) 6,193,880 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.79 per share or $0.23 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 309,694 ADSs at a weighted average exercise price of $4.56 per ADS; and (ii) 110,361,780 ordinary shares issuable upon the exercise of warrants to purchase up to an aggregate of 5,518,089 ADSs at a weighted average exercise price of $4.10 per ADS.

DILUTION

If you invest in our ADSs, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering. As of June 30, 2020, we had a historical net tangible book value of $10.2 million, or $1.59 per ADS. Our net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding on June 30, 2020, and multiplying such amount by 20 (one ADS represents 20 ordinary shares).

As of June 30, 2020, our pro forma net tangible book value was $23.6 million, or $1.49 per ADS. Our pro forma net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our ordinary shares outstanding on June 30, 2020, after giving effect to the issuance and sale in December, 2020 of 8,163,265 ADSs at a price per ADS of $1.83 and multiplying such amount of ADSs by 20 (one ADS represents 20 ordinary shares).

After giving effect to the sale of our ADSs in this offering at the public offering price of $2.30 per ADS, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2020 would have been $31.1 million or approximately $1.60 per ADS. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.11 per ADS to existing shareholders and immediate dilution of $0.70 per ADS to new investors.

The following table illustrates this dilution per ordinary share:

Public offering price per ADS		$2.30

Pro forma Net tangible book value per ADS	$1.49
Increase in pro forma net tangible book value per ADS attributable to the offering	$0.11

Pro forma as-adjusted net tangible book value per ADS after giving effect to the offering		$1.60

Dilution in net tangible book value per ADS to new investors		$0.70

The preceding table excludes as of June 30, 2020: (i) 6,193,880 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.79 per share or $0.23 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 309,694 ADSs at a weighted average exercise price of $4.56 per ADS; and (ii) 110,361,780 ordinary shares issuable upon the exercise of warrants to purchase up to an aggregate of 5,518,089 ADSs at a weighted average exercise price of $4.10 per ADS.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our ordinary shares or outstanding warrants to purchase our ADSs or ordinary shares. To the extent outstanding options or warrants are exercised, you may incur further dilution.

If the underwriter exercises in full its over-allotment option, our pro forma net tangible book value per ADS after giving effect to this offering would be approximately $32.2 million, or $1.61 per ADS, which amount represents an immediate increase in pro forma net tangible book value of $0.12 per ADS to existing stockholders and a dilution to new investors of $0.69 per ADS.

UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated January 11, 2021 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
Aegis Capital Corp.	3,659,735

Total	3,659,735

The underwriters are committed to purchase all the ADSs offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by us in this prospectus supplement are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the ADSs subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for the lesser of 30 days from the date of this prospectus or the prior to delisting of the Company’s shares from the Tel-Aviv Stock Exchange Ltd. (with the closing of such option not to take place later than January 21, 2021), permits the underwriters to purchase up to an aggregate of 548,960 additional ADSs at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the ADSs to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer ADSs to securities dealers at that price less a concession of not more than $0.075 per ADS. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

		Total
	Per ADS	Without Option	With Option
Public offering price	$2.30	$8,417,390.50	$9,679,998.50
Underwriting discounts and commissions (6.5%)	$0.1495	$547,130.38	$629,199.90
Non-accountable expense allowance(1) (1%)	$0.023	$84,173.91	$96,799.99
Proceeds, before expenses, to us	$2.1275	$7,786,086.21	$8,953,998.61

In addition, we have also agreed to pay all expenses in connection with the offering, including the following expenses: (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Aegis’s counsel) unless such filings are not required in connection with the Company’s proposed Exchange listing; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as Aegis may reasonably designate; (f) the costs of all mailing and printing of the Offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to Aegis; and (h) the fees and expenses of the Company’s accountants; and (i) a maximum of $50,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Aegis’s counsel.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions and non-accountable expense allowance, including amounts for which we agreed to reimburse the underwriters for certain of their expenses, will be approximately $291,000.

Lock-Up Agreements

The Company and each of its directors and executive officers have agreed for a period of 30 days after the date of this prospectus supplement, subject to certain exceptions, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, sell, or otherwise transfer or dispose of, directly or indirectly, ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock; and

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any ADSs, ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock except for (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lockups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities; provided, that none of such shares shall be saleable in the public market until the expiration of the 30 day period described above.

Right of First Refusal

Pursuant to the terms of the underwriting agreement, if, for the period ending six (6) months from the closing of this offering, the we or any of our subsidiaries (a) decide to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decide to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing ADSs in the open market.

Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019, except as they relate to Algomizer Ltd. (currently named Gix Internet Ltd.), have been audited by Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm. Such financial statements, except as they relate to Algomizer Ltd. (currently named Gix Internet Ltd.) have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(b) to the financial statements) of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Gix, an 8% equity investment of the Company, as of and for the period from September 4, 2019 through December 31, 2019, which are reflected in the consolidated financial statements of the Company for that period, which are not separately presented in this Prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus by reference. The audited financial statements of the Company, to the extent they relate to Gix have been incorporated in reliance on the report of such independent registered public accounting firm by reference, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 17, 2020, following discussion and recommendation of the Company’s audit committee and board of directors, the Company notified Kesselman & Kesselman of its dismissal from its position as independent auditor of the Company.

On July 9, 2020, following the approval of the Company’s board of directors and audit committee, the Company’s shareholders approved the appointment of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, as the Company’s independent auditors of the Company for the year ending December 31, 2020 and to serve until the annual general meeting of shareholders to be held in 2021.

Kesselman & Kesselman’s report on the financial statements of the Company for the two years ended December 31, 2018 and 2019 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for, an explanatory paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern in the year ended December 31, 2019.

During the two years ended December 31, 2018 and 2019 and in the subsequent interim period through May 17, 2020, there were (i) no “disagreements” (as such term is defined in Item 16F of Form 20-F) between Kesselman & Kesselman and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, any of which, if not resolved to Kesselman & Kesselman’s satisfaction, would have caused Kesselman & Kesselman to make reference thereto in their reports and (ii) no “reportable events” (as such term is defined in Item 16F of Form 20-F), except for the material weakness in our internal control over financial reporting related to complex accounting matters, including for the reverse recapitalization transaction conducted with regard to ScoutCam Ltd. which was accounted for in our consolidated financial statements as a transaction with non-controlling interest as of December 31, 2019.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters with respect to U.S. federal securities law will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters in connection with this offering have been passed upon for the underwriter by Carter Ledyard & Milburn, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 and relevant exhibits and schedules, under the Securities Act of 1933, as amended, covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus supplement, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus supplement. Since this prospectus supplement does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. The registration statement is available at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information are available at the SEC’s website noted above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited financial information for the first 6 months of each fiscal year within 60 days after the end of each such 6 month period, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 21, 2020;

(2)	Our reports on Form 6-K, furnished to the SEC on May 20, 2020, May 22, 2020, June 4, 2020, July 9, 2020, August 31, 2020 (including the financial statement exhibits filed as Exhibits 99.1 and 99.2 therein), October 26, 2020, October 26, 2020 (both with respect to the Company’s delisting from TASE), November 10, 2020, November 18, 2020, November 27, 2020, November 30, 2020, December 2, 2020, December 4, 2020, December 16, 2020; and

(3)	the description of our ordinary shares, par value NIS 1.00 per share, and the American Depositary Shares representing the ordinary shares, contained in our Registration Statement on Form 20-F filed with the SEC on May 7, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, free of charge, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Omer Industrial Park, No. 7A, P.O. Box 3030

Omer 8496500, Israel

Tel: +972-73-370-4691

Attention: Tanya Yosef, Chief Financial Officer

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, or such earlier date, that is indicated in this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

EXPENSES

The following table sets forth costs and expenses, other than any underwriter commissions and discounts, non-accountable expense allowance and reasonable out-of-pocket expenses, we expect to incur in connection with the offering:

Legal fees and expenses	$60,000
Depositary fees	$73,195
Accounting fees and expenses	$98,000
Miscellaneous	$10,000

Total	$241,195

PROSPECTUS

$50,000,000

American Depositary Shares representing Ordinary Shares,

Ordinary Shares,

Warrants to Purchase American Depositary Shares,

Subscription Rights and/or Units

MEDIGUS LTD.

We may offer to the public from time to time in one or more series or offerings American Depositary Shares, or ADSs, ordinary shares, warrants, subscription rights and/or units consisting of two or more of these classes or series of securities. Each ADS represents twenty (20) ordinary shares, par value NIS 1.00 per share.

We refer to the ADSs, ordinary shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Capital Market or Tel Aviv Stock Exchange Ltd., or the TASE, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the TASE, and our ADSs are traded on the Nasdaq Capital Market under the symbol “MDGS”. Our Series C Warrants have been listed on the Nasdaq Capital Market since July 2018, under the symbol “MDGSW”. Each Series C Warrant will expire in July 2023. The last reported sale price for our ADSs on May 12, 2020 as quoted on the Nasdaq Capital Market was $3.90 per ADS, and the last reported sale price for our ordinary shares on May 12, 2020, as quoted on the TASE was NIS 0.609 per ordinary share, or $0.173 per ordinary share (based on the exchange rate reported by the Bank of Israel for May 12, 2020). The last reported sale price of our Series C Warrants on the Nasdaq Capital Market on May 12, 2020 was $0.4899 per Series C Warrant.

On May 13, 2020, the aggregate market value of our ordinary shares held by non-affiliates was approximately $15,146,712, based on 84,538,738 ordinary shares outstanding and a per ordinary share price of $0.195 based on the closing sale price of our ADSs on May 12, 2020. We have not offered any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will be subject to reduced public company reporting requirements.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3: Key Information- D. Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2020

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $50,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” “Medigus,” “our Company” or the “Company” refer to Medigus Ltd., an Israeli company, and its consolidated subsidiaries. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States and the terms “EURO,” “EUR,” or “€” refer to Euros, the lawful currency of the member states of the European Union.

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PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” starting on page 4 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Business Overview

We previously engaged in the development, production and marketing of innovative miniaturized imaging equipment known as the micro ScoutCam™ portfolio for use in medical procedures as well as various industrial applications, through our Israeli subsidiary, ScoutCam Ltd. ScoutCam Ltd. was incorporated as part of a reorganization of the Company intended to distinguish the Company’s micro ScoutCam™ portfolio from the other operations of the Company and to enable the Company to form a separate business unit with dedicated resources, focused on the promotion of our miniaturized imaging technology. After we completed the transfer of all of the Company’s assets and intellectual property related to the Company’s miniature video cameras business into ScoutCam Ltd., we consummated a securities exchange agreement with Intellisense Solutions Inc., under which we received 60% of the issued and outstanding stock of Intellisense Solutions Inc. in consideration for 100% of our holdings in ScoutCam Ltd. Following the aforementioned transactions, Intellisense Solutions Inc. changed its name to ScoutCam Inc. Since the securities exchange agreement, the commercialization efforts relating to the ScoutCam™ portfolio are carried out exclusively by ScoutCam Inc.

ScoutCam Inc. is examining and pursuing additional applications for the micro ScoutCam™ portfolio outside of the medical device industry, among others, the defense, aerospace, automotive, and industrial non-destructing-testing industries, and plans to further expand the activity in these non-medical spaces.

In addition, we have been engaged in the development, production and marketing of innovative surgical devices with direct visualization capabilities for the treatment of Gastroesophageal Reflux Disease, or GERD, a common ailment, which is predominantly treated by medical therapy (e.g. proton pump inhibitors) or in chronic cases, conventional open or laparoscopic surgery. Our FDA-cleared and CE-marked endosurgical system, known as the Medigus Ultrasonic Surgical Endostapler, or MUSE™ (Medigus Ultrasonic Surgical Endostapler) system, enables minimally-invasive and incisionless procedures for the treatment of GERD by reconstruction of the esophageal valve via the mouth and esophagus, eliminating the need for surgery in eligible patients. We believe that this procedure offers a safe, effective and economical alternative to the current modes of GERD treatment for certain GERD patients, and has the ability to provide results which are equivalent to those of standard surgical procedures while reducing pain and trauma, minimizing hospital stays, and delivering economic value to hospitals and payers. The key elements of the MUSE™ system include a single-use endostapler containing several sophisticated innovative technologies such as flexible stapling technology, a miniature camera and ultrasound transducer, as well as a control console offering a video image transmitted from the tip of the endostapler. Our board of directors has determined to examine potential opportunities to sell our MUSE™ technology, or alternatively grant a license or licenses for the use of the MUSE™ technology.

Our MUSE™ System

Prevalence of GERD

GERD, is a worldwide disorder, with evidence suggesting an increase in GERD disease prevalence since 1995. The sample size weighted mean for the GERD population in the United States and Europe is 19.8% and 15.2% respectively. In the United States alone, over 49 million adults are affected by GERD, with over 29 million adults suffering daily from GERD symptoms. Proton pump inhibitors, or PPIs, are a class of effective and generally safe medication to treat GERD, but not everyone who experiences heartburn needs a PPI. Several PPIs have been widely advertised to consumers and heavily promoted by physicians. This has led to an overuse of the drug. PPIs are the third highest selling class of drugs in the U.S. and Nexium has the second highest retail sales among all drugs at $4.8 billion in 2008. This figure does not include sales of other brands of PPIs.

Treatment of GERD

Treatment of GERD involves a stepwise approach. The goals are to control symptoms, to heal esophagitis and to prevent recurrent esophagitis. The treatment is based on lifestyle modification and control of gastric acid through medical treatment (antacids, PPI’s, H2 blockers or other reflux inhibitors) or antireflux surgery.

Drug Treatment - Proton pump inhibitors (PPI)

For moderate to severe GERD, physicians usually prescribe PPIs. This class of drugs reduces acid production by the stomach, and thereby relieves the patients of their symptoms. Drugs of this class are among the most commonly prescribed medications in the world. There are several brands on the market, best known are Prilosec (omeprazole), Prevacid (lansoprazole) and Nexium (esomeprazole). Certain PPI drugs are available over the counter in the United States and in other countries, but the over the counter dosage may be inadequate to control GERD symptoms, except in mild cases.

Interventional Treatment

The most common operation for GERD is called a surgical fundoplication, a procedure that prevents reflux by wrapping or attaching the upper part of the stomach around the lower esophagus and securing it with sutures. Due to the presence of the wrap or attachment, increasing pressure in the stomach compresses the portion of the esophagus which is wrapped or attached by the stomach, and prevents acidic gastric content from flowing up into the esophagus. Today, the operation is usually performed laparoscopically: instead of a single large incision into the chest or abdomen, four or five smaller incisions are made in the abdomen, and the operator uses a number of specially designed tools to operate under video control.

MUSE™ Solution

Our product, the MUSE™ system for transoral fundoplication is a single use innovate device for the treatment of GERD. The MUSE™ technology is based on our proprietary platform technology, experience and know-how. Transoral means that procedure is perform through the mouth, rather than through incisions in the abdomen. The MUSE™ system is used to perform a procedure as an alternative to a surgical fundoplication. The MUSE™ system offers an endoscopic, incisionless alternative to surgery. A single surgeon or gastroenterologist can perform the MUSE™ procedure in a transoral way, unlike in a laparoscopic fundoplication which requires incisions.

The MUSE™ system consists of the MUSE™ console controller, the MUSE™ endostapler and several accessories, including an overtube, irrigation bottle, tubing supplies and staple cartridges. The MUSE™ endostapler incorporates a video camera, a flexible surgical stapler and an ultrasonic guidance system that is used to measure the distance between the anvil and the cartridge of the stapler, to ensure their proper alignment and tissue thickness. The device also contains an alignment pin, which is used for initial positioning of the anvil against the cartridge, two anvil screws, which are used to reduce the thickness of the tissue that needs to be stapled and to fix the position of the anvil and the MUSE™ endostapler during stapling. The system allows the operator to staple the fundus of the stomach to the esophagus, in two or more locations, typically around the circumference, thereby creating a fundoplication, without any incisions.

Endoscopic procedures generally involve less recovery time and patient discomfort than conventional open or laparoscopic surgery. These procedures are also typically performed in the outpatient hospital setting as opposed to an inpatient setting. Typically, outpatient procedures cost the hospital or the insurer less money since there is no overnight stay in the hospital.

The clearance by the FDA, or ‘Indications for Use’, of the MUSE™ system is “for endoscopic placement of surgical staples in the soft tissue of the esophagus and stomach in order to create anterior partial fundoplication for treatment of symptomatic chronic Gastro-Esophageal Reflux Disease in patients who require and respond to pharmacological therapy”. As such, the FDA clearance covers the use by an operator of the MUSE™ endostapler as described in the above paragraph. In addition, in the pivotal study that was presented to the FDA in order to gain clearance, only patients who were currently taking GERD medications (i.e. pharmacological therapy) were allowed in the study. In addition, all patients had to have a significant decrease in their symptoms when they were taking medication compared to when they were off the medication. As such, the FDA clearance included the indication that MUSE™ system is intended for patients who require and respond to pharmacological therapy. The MUSE™ system indication does not restrict its use with respect to GERD severity from a regulatory point of view. However, clinicians typically only consider interventional treatment options for moderate to severe GERD. Therefore, it is reasonable to expect the MUSE™ system would be primarily used to treat moderate and severe GERD in practice. The system has received 510(k) marketing clearance from the FDA in the United States, as well as a CE mark in Europe.

On June 3, 2019, we entered into a Licensing and Sale Agreement with Shanghai Golden Grand-Medical Instruments Ltd. (Golden Grand) for the know-how licensing and sale of good relating to the Medigus Ultrasonic Surgical Endostapler (MUSE™) system in China, Hong Kong, Taiwan and Macao. Under the agreement, we committed to provide a license, training services and goods to Golden Grand in consideration for $3,000,000 to be paid to us in four milestone based installments. To date, some of these milestones have been achieved and the Company has received $1,800,000. The final milestone shall be completed and the final installment paid upon completion of a MUSE™ assembly line in China.

Other Activities

Algomizer Ltd.

We currently own a minority stake in Algomizer and Linkury, which operates in the field of software development, marketing and distribution to internet users. Algomizer recently announced its intention to focus its efforts on Linkury Ltd., its subsidiary, which is the main source of Algomizer’s revenues and operations, with a goal of expanding its product portfolio in the field of technological solutions for advertising and media. In the coming year, Linkury plans to launch new products in the sector of advertising technologies and mobile. Furthermore, Algomizer continues its efforts to seek opportunities of engaging in acquisitions of companies with significant revenues and commercial potential.

Matomy Media Group Ltd.

In addition, we hold approximately 24.99% of Matomy Media Group Ltd.’s, or Matomy, outstanding share capital. Matomy is dually listed on the London and Tel Aviv Stock Exchanges.

Corporate Information

We were incorporated in the State of Israel on December 9, 1999, as a private company pursuant to the Israeli Companies Ordinance (New Version), 1983. In February 2006, we completed our initial public offering in Israel, and our ordinary shares have since traded on TASE, under the symbol “MDGS”. In May 2015, we listed the ADSs on the Nasdaq Capital Market, and since August 2015 the ADSs have been traded on the Nasdaq Capital Market under the symbol “MDGS”. Our Series C Warrants have been trading on the Nasdaq Capital Market under the symbol “MDGSW” since July 2018. Each Series C Warrant is exercisable into one ADS for an exercise price of $3.50 and will expire in July 2023. Each ADS represents 20 ordinary shares.

We are a public limited liability company and operate under the provisions of Israel’s Companies Law, 5759-1999, as amended, or the Companies Law. Our registered office and principal place of business are located at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel and our telephone number in Israel is +972-72-260-2200. Our website address is www.medigus.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” above, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	recent material changes in our strategy;

●	our ability to sell or license our MUSE™ technology;

●	ScoutCam Inc.’s commercial success in commercializing the ScoutCam™ system;

●	projected capital expenditures and liquidity;

●	the overall global economic environment as well as the direct impact of the coronavirus strain COVID-19 on us;

●	the impact of competition and new technologies;

●	general market, political, reimbursement and economic conditions in the countries in which we operate;

●	government regulations and approvals;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2019. The information in the following table should be read in conjunction with and is qualified in its entirety by reference to the financial statements and notes thereto included in our most recent Annual Report on Form 20-F and the other financial information incorporated by reference into this prospectus.

As of December 31, 2019
Actual
(U.S. Dollars, in thousands)
Cash and cash equivalents	$7,036
Total liabilities	5,203
Equity:
Ordinary shares, par value NIS 1.00 per share: 250,000,000 ordinary shares authorized; 82,598,738 ordinary shares outstanding	22,802
Share premium	47,873
Other capital reserves	12,492
Warrants	197
Accumulated deficit	(76,657)
Equity attributable to owners of Medigus Ltd.	6,707
Non-controlling interests	1,424
Total equity	8,131
Total capitalization and indebtedness	$13,334

The preceding table excludes as of December 31, 2019: (i) 4,276,380 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 0.88 per share or $0.26 per share (based on the exchange rate reported by the Bank of Israel on such date), equivalent to 213,819 ADSs at a weighted average exercise price of $5.12 per ADS and (ii) 89,928,240 ordinary shares issuable upon the exercise of warrants to purchase up to an aggregate of 4,496,412 ADSs at a weighted average exercise price of $4.97 per ADS.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes and for potential acquisitions. Our management will have significant flexibility in applying the net proceeds of this offering. In addition, while we have not entered into any binding agreements or commitments relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

DESCRIPTION OF ORDINARY SHARES

General

The following is a summary description of our ordinary shares under our articles of association, as amended, or the Amended Articles, and does not purport to be complete. Our authorized share capital consists of 250,000,000 ordinary shares. The par value of our ordinary shares is NIS 1.00 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

Transfer of shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Amended Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Amended Articles or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of directors

Under our Amended Articles, our board of directors must consist of at least three and not more than 12 directors, not including two external directors appointed as required under the Companies Law. According to our Amended Articles, which were approved in our annual meeting on July 25, 2019, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors shall be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2020 and after, each year the term of office of only one class of directors will expire. Because our ordinary shares do not have cumulative voting rights in the election of directors, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of the directors whose positions are being filled at that meeting, to the exclusion of the remaining shareholders.

Further, our shareholders approved an approval mechanism which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving directors is lower than their minimal one, the board of directors shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional directors. For further information on the election and removal of directors see “Item 6. Directors, Senior Management and Employees—C. Board Practices” in our Annual Report on Form 20-F for the year ended December 31, 2019.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Amended Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Shareholder meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our Amended Articles as extraordinary meetings. Our board of directors may call extraordinary meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Amended Articles;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our Amended Articles, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting.

Voting rights

Voting rights

All our ordinary shares have identical voting and other rights in all respects.

Quorum requirements

Pursuant to our Amended Articles, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders, present in person or by proxy, holding at least ten percent (10%) of the voting rights of the Company. A meeting adjourned for lack of a quorum will be adjourned to the same day of the following week at the same time and place, or to such other day, time or place if such is stated in the notice of the meeting. At the reconvened meeting, if a quorum is not present within an half an hour, any number of shareholders present in person or by proxy will constitute a lawful quorum.

Vote requirements

Our Amended Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Amended Articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Disclosure of personal interests of a controlling shareholder and approval of transactions” in our Annual Report on Form 20-F for the year ended December 31, 2019. Certain transactions with respect to remuneration of our office holders and directors require further approvals described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Approval of compensation of directors and executive officers” in our Annual Report on Form 20-F for the year ended December 31, 2019. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution. Under our Amended Articles, the removal of an acting director by a vote of the Company’s shareholders requires at least 50% of the voting power of the Company. In addition, certain provisions of our Amended Articles may be amended by a majority resolution adopted by the general meeting of the Company’s shareholders, provided that such amendment was approved prior to the general meeting by a 75% majority of the Company’s board of directors then in office. The amendment of the following articles is subject to the aforementioned approval requirement: the articles stipulating the aforementioned approval requirement, the articles determining that the declaration of the chairman of a general meeting of the shareholders shall serve as prima facie evidence of the result of a resolution voted on in the general meeting, the determination of the number of members of the board of directors by the general meeting of the Company’s shareholders or board of directors which shall be no less than three and no more than twelve directors, separation of the Company’s board of directors into three classes of directors, the occurrences under which a presiding director may be removed from his position and the board of directors authority to appoint additional members up to the maximum amount allowed under the articles of association.

Access to corporate records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our Amended Articles and financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Companies Law and our Amended Articles, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our Amended Articles.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Disclosure of personal interests of a controlling shareholder and approval of transactions” in our Annual Report on Form 20-F for the year ended December 31, 2019).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our Amended Articles, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended Articles to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in capital

Our Amended Articles enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer agent and registrar

Our transfer agent and registrar is the Depositary for the ADSs, Bank of New York Mellon, and its address is 101 Barclay Street, 22W New York, NY 10286.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

The following is a summary description of our ADSs and does not purport to be complete. Each of our ADSs represents twenty ordinary shares (or a right to receive twenty ordinary shares) deposited with the principal Tel Aviv office of either of Bank Hapoalim or Bank Leumi, as custodian for the Bank of New York Mellon as the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the NIS only to those ADS holders to whom it is possible to do so. It will hold the NIS it cannot convert for the account of the ADS holders who have not been paid. It will not invest the NIS and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. For more information see “Item 10. Additional Information – E. Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 21, 2020. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the NIS, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of Israel, and of our Amended Articles or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	● Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
● Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	● Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	● Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	● Depositary services
Registration or transfer fees	● Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	● Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
● converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	● As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	● As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●     Change the nominal or par value of our shares

●     Reclassify, split up or consolidate any of the deposited securities

●     Distribute securities on the shares that are not distributed to you

●     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may prerelease ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the prerelease is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company, or DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ADSs and/or ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Israeli and United States federal income tax consequences;

●	the anti-dilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 24. We urge you to read the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares and/or our ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the ordinary shares and/or ADSs which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 24. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 24. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

●	through agents;

●	to or through one or more underwriters on a firm commitment or agency basis;

●	through put or call option transactions relating to the securities;

●	through broker-dealers;

●	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

●	through any other method permitted pursuant to applicable law; or

●	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

●	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

●	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

●	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares or ADSs may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares or ADSs to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares or ADSs on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares or ADSs sold will be sold at prices related to the then prevailing market prices for our ordinary shares or ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares, ADSs or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters with respect to U.S. federal securities law will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus, except as they relate to Algomizer Ltd., by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(b) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

Kesselman & Kesselman, Certified Public Accountants (Isr.) did not audit the financial statements of Algomizer Ltd., an 8% equity investment of the Company, as of and for the year ended December 31, 2019, which is reflected in the consolidated financial statements of the Company for that period. Those statements were audited by Brightman Almagor Zohar & Co., Certified Public Accountant (Isr.), a firm in the Deloitte Global Network, whose report thereon is incorporated in this Prospectus by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

We maintain a corporate website at www.medigus.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under applicable corporate or securities laws and regulations, including posting any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. This prospectus incorporates by reference the documents listed below, and any future Annual Reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), in each case, between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the description of our ordinary shares, par value NIS 1.00 per share, and the American Depositary Shares representing the ordinary shares, contained in our Registration Statement on Form 20-F filed with the SEC on May 7, 2015, including any subsequent amendment or any report filed for the purpose of updating such description; and

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 21, 2020;

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus, upon written or oral request to us at the following address:

Omer Industrial Park, No. 7A, P.O. Box 3030

Omer 8496500, Israel

Tel: +972-72-260-2200

Attention: Tatiana Yosef, Chief Financial Officer

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is applicable, then it must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

●	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees		$6,490
Legal fees and expenses	$	*
Accountant’s fees and expenses		$10,000
Miscellaneous

Total	$	*

*	These fees and expenses depend on the number of securities offered and the number of offerings by us under this prospectus, and accordingly cannot be estimated at this time.

3,659,735 American Depositary Shares

Medigus Ltd.

PROSPECTUS SUPPLEMENT

Aegis Capital Corp.

January 11, 2021